Exhibit 10.2

Execution Version

ASSET PURCHASE AGREEMENT

by and between

Farids & Co. LLC

as Purchaser

and

PROVIDE COMMERCE LLC,

as Seller

Dated as of June 23, 2019

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibits
Exhibit A	Mutual PQUAD Covenant Agreement
Exhibit B	Form of Escrow Agreement

Schedules
Schedule 1.1(a)	Business Employees
Schedule 1.1(b)	Seller’s Knowledge
Schedule 1.1(c)	Leased Real Property
Schedule 2.1(b)(iii)(b)	Manufacturing Equipment
Schedule 2.1(b)(vi)	Purchased Intellectual Property
Schedule 2.2(i)	Excluded Assets
Schedule 2.5(a)	Contracts
Schedule 2.5(b)	Purchased Contracts
Schedule 2.5(e)	Contract Assignment Notice Parties
Schedule 5.3	Governmental Consents
Schedule 5.4	Title to Purchased Assets
Schedule 5.5	Contract Consents
Schedule 5.9(d)	Reductions in Force
Schedule 5.10	Intellectual Property
Schedule 5.10(a)	Intellectual Property Matters
Schedule 5.10(b)	Infringement by Others
Schedule 5.10(g)(i)	Trademarks
Schedule 5.10(g)(ii)	Trademark Validity
Schedule 5.10(g)(iii)	Trademark Opposition
Schedule 5.10(h)(i)	Copyrights
Schedule 5.10(i)(i)	Domain Names
Schedule 5.10(j)(i)	Patents
Schedule 5.10(j)(ii)	Patent Maintenance Fees
Schedule 5.12(c)	Taxes
Schedule 5.13	Real Property

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 23, 2019 (the “Effective Date”), is by and between Farids & Co. LLC, a Delaware limited liability company, or its designated Affiliate(s) (“Purchaser”), and Provide Commerce LLC, a Delaware limited liability company (the “Seller”).  Certain capitalized terms used in this Agreement that are not otherwise defined are defined in Article I.

A.                                    On June 3, 2019 (the Petition Date”) Seller filed a voluntary petition for relief under Chapter 11 of Title 11 (the “Bankruptcy Case”) of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

B.                                    Seller operates an online retail gourmet foods and food gifting business on its www.berries.com and www.sharisgourmet.com websites under the “Shari’s Berries”, “Shari’s Gourmet” and other brands related to gourmet foods, featuring dipped strawberries, chocolates and other food gifting items, delivered direct to consumers throughout the United States (the “Business”).

C.                                    Seller desires to sell to Purchaser the Purchased Assets and assign to Purchaser the Assumed Liabilities and Purchaser desires to purchase from Seller the Purchased Assets and assume the Assumed Liabilities, in each case, upon the terms and conditions set forth in this Agreement.

D.                                    On the terms and subject to the conditions set forth herein, following the filing of the Bankruptcy Cases, Seller intends to request that the Bankruptcy Court authorize and approve the transactions contemplated by this Agreement pursuant to Sections 105, 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree:

I.                                        DEFINITIONS

1.1                               Certain Definitions.  For purposes of this Agreement, each of the following terms, when used herein with initial capital letters, has the meaning specified in this Section 1.1 or in the other Sections of this Agreement identified in Section 1.2:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Alternative Transaction” shall mean any transaction (or series of transactions) that results from a bid submitted in connection with the procedures established under the Bidding

Procedures Order and involves the direct or indirect sale, transfer or other disposition of all, or a material portion of, the Purchased Assets to any Person other than Purchaser or its Affiliates, or any other going-concern transaction (including a plan under chapter 11 of the Bankruptcy Code) that is pursued prior to the Termination Date and the consummation of which would be substantially inconsistent with the Transactions.

“Approval Order” means an order entered by the Bankruptcy Court, pursuant to Sections 363 and 365 of the Bankruptcy Code, authorizing and approving, among other things, (a) the sale of the Purchased Assets (b) the assumption of the Assumed Liabilities by Purchaser and (c) the assumption and assignment of the Purchased Contracts, in accordance with the terms and conditions of this Agreement, which will be in a form and substance reasonably acceptable to the Parties.

“Benefit Plan” means each (a) employment, consulting, compensation, profit-sharing, thrift, savings, bonus, incentive, change in control, severance, retention, retirement, pension benefit or deferred compensation plan, program, policy, practice, contract, agreement or arrangement, and (b) fringe benefit, health, dental, vision, life, cafeteria, accident, hospitalization, insurance, disability, transportation, vacation, sabbatical, accidental death and dismemberment, workers’ compensation or supplemental unemployment benefit plan, program practice, contract, agreement or arrangement, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation any “employee benefit plan” within the meaning of Section 3(3) of ERISA (and any trust, escrow, funding, insurance or other agreement related to any of the foregoing), whether or not such plan or arrangement is subject to ERISA.

“Bidding Procedures Order” means an order of the Bankruptcy Court (including any attachment thereto) approving, among other things, the (a) bidding procedures for conducting a sale and auction of the Purchased Assets and (b) procedures relating to the assumption and assignment of executory Contracts and unexpired leases, which will be in a form and substance reasonably acceptable to the Parties.

“Break-Up Fee” means an amount in cash equal to $137,500.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in Chicago, Illinois are authorized or required by Law to close.

“Business Employee” means each employee of Seller whose duties primarily relate to the operation of the Business and who is listed on Schedule 1.1(a).

“Code” means the Internal Revenue Code of 1986.

“Company SEC Documents” means all forms, reports, schedules, statements and other documents filed with or furnished to the SEC by FTD, Inc., a Delaware corporation, that are required to be filed or furnished by it under the Securities Act of 1933 or the Securities Exchange Act of 1934.

“Contract” means any contract, agreement, commitment, promise or undertaking (including any indenture, note, bond or other evidence of indebtedness, lease, instrument, license, lease, purchase order or other legally binding agreement) whether written or oral.

“Cure Costs” means all monetary amounts payable under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Purchased Contract, as agreed upon by the Parties or determined by the Bankruptcy Court pursuant to the procedures in the Bidding Procedures Order.

“Environmental Law” means any federal, state, local or foreign Law, statute, code, ordinance, rule or regulation relating to the protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Account” means the escrow account maintained by the Escrow Agent for the purpose of holding the Deposit Amount pursuant to the Escrow Agreement.

“Escrow Agent” means U.S. Bank.

“Escrow Agreement” means the form of Escrow Agreement, attached hereto, by and between Purchaser, Seller and the Escrow Agent.

“Expense Reimbursement Amount” means an amount, not to exceed $125,000, equal to Purchaser’s reasonable and documented out-of-pocket costs and expenses (including fees and expenses of counsel) incurred by Purchaser in connection with this Agreement and the Transactions.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, authority, department, commission, board, bureau, official or instrumentality of such body, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator thereof (public or private) of competent jurisdiction.

“Intellectual Property” means any and all worldwide rights in and to all intellectual property rights or assets (whether arising under statutory or common law), which include all of the following items: (i) inventions, discoveries, processes, designs, tools, molds, techniques, developments and related improvements whether or not patentable; (ii) patents, patent applications, industrial design registrations and applications therefor, divisions, divisionals, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, re-examinations, extensions and any provisional applications, and any foreign or international equivalent of any of the foregoing; (iii) Trademarks; (iv) databases; (v) technical scientific and other know-how and information (including promotional material), trade secrets, confidential information, methods, processes, practices, formulas, designs, design rights, patterns, assembly procedures, and specifications; (vi) rights associated with works of authorship including copyrights, moral rights, design rights, rights in databases, copyright applications, copyright registrations, rights existing under any copyright laws and rights to prepare derivative works; (vii) Software in any form, including internet websites, web content and links, source code, object code and mobile applications, (xiii) rights of publicity and personality, (ix) all goodwill related to the foregoing; and (x) the right to sue for infringement and other remedies against infringement of any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” or “Seller’s Knowledge” means the knowledge, after reasonable inquiry, of those Persons identified on Schedule 1.1(b).

“Law” means any federal, state, local, municipal, international, multinational, foreign or other law, statute, constitution, code, ordinance, rule, regulation, Order, stipulation, resolution, edict, decree, award or common law requirement.

“Leased Real Property” means the real property in the United States leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, Seller set forth on Schedule 1.1(c).

“Legacy Business Owner” means the Person, or Persons, that purchase all, or substantially all, of the assets of FTD, Inc. related to (a) the operation of a network of members consisting of florist retail and other retail locations for the purpose of sending and receiving floral orders, (b) providing goods and services to such members, and (c) gathering orders through FTD.com business and the ProFlowers business (the “Legacy Business”).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), Order, inquiry, investigation or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, loss, liability, claim (including “claim” as defined in the Bankruptcy Code), commitment, undertaking, damage, expense, fine, penalty, cost, royalty, deficiency or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, disclosed or undisclosed, express or implied, primary or secondary, direct or indirect, matured or unmatured, fixed, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, and whether in contract, tort or otherwise.

“Lien” as applied to any Person means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, sublease, charge, option, right of first offer or first refusal, right of use or possession, restriction (including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, easement, servitude, hypothecation, license, preference, priority, right of recovery, Order, restrictive covenant, encroachment or encumbrance or any other similar encumbrance or restriction of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, and (iii) any leasehold interest, license, or other right, in favor of a third party or a Seller, to use any portion of the Purchased Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown in respect of an asset of such Person, whether imposed by Law, Contract or otherwise.

“Mutual PQUAD Covenant Agreement” means that agreement attached as Exhibit A.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, determination or arbitration award of, or entered, issued, made or rendered by, a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business consistent with past practice, taking into account the filing of the Bankruptcy Cases.

“Party” or “Parties” means Purchaser and Seller, as the case may be.

“Permitted Exceptions” means any Lien that the Purchased Assets may not be sold free and clear of under Section 363(f) of the Bankruptcy Code.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Creations Business Owner” means the Person, or Persons, that purchase all, or substantially all, of the assets of Provide Commerce LLC and its subsidiaries and Affiliates related to the manufacture and sale of personalized gifts through the www.personalcreations.com website, the www.gifts.com website and other online retail channels (the “Personal Creations Business”).

“Purchased Contracts” shall have the meaning set forth in Section 2.5.

“Purchaser Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Purchaser hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other event, change, effect, condition, state of facts or occurrence, a material and adverse effect on the ability of Purchaser to consummate the Transactions or perform its material obligations under this Agreement.

“Reimbursement Costs” means the cost incurred by Seller to pack, move, ship and store the manufacturing equipment set forth on Schedule 2.1(b)(iii)(b) from Seller’s facilities to a storage facility, which Seller currently estimates to be $110,000.

“Representative” means, with respect to any Person, any and all of its directors, officers, partners, managers, employees, consultants, financial advisors, counsel, accountants and other agents.

“Schedules” means the Schedules attached hereto, dated as of the date hereof, delivered by Seller to Purchaser in connection with this Agreement.

“Seller Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Seller hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions, states of facts or occurrences, (a) a material adverse effect on or a material adverse change in or to the Purchased Assets, Assumed Liabilities, or the condition (financial or otherwise) or results of operations of the Business, considered as a whole, (b) a material adverse effect on the ability of Seller to consummate the Transactions or perform its obligations under this Agreement or (c) the effect of preventing or materially delaying the consummation of the Transactions, other than, in the case of clause (a), will any of the following, alone or in combination, be deemed to constitute, nor will any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Seller Material Adverse Effect”:  (i) any change in the United States or foreign economies or financial markets in general; (ii) any change in the economic business, financial or regulatory environment generally affecting the industries in which the Business operates; (iii) any change arising in connection with earthquakes, hurricanes, tornadoes, fires, acts of God, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (iv) any change in applicable Laws or accounting rules; (v) any actions taken by Purchaser or any of its Affiliates (other than those expressly permitted to be taken hereunder or undertaken with the written consent of Seller); (vi) any effect resulting from the public announcement of this Agreement or the Bankruptcy Cases; or (vii) any effect resulting from (1) the commencement or filing of the Bankruptcy Cases, (2) any concurrent ancillary filing by an Affiliate of Seller that is not a party to this Agreement under a similar foreign insolvency regime; or (3) Seller’s inability to pay certain prepetition obligation as a result of the commencement of the Bankruptcy Cases; provided, however, that with respect to clauses (i), (ii), (iii) and (iv), such effects will only be excluded from consideration to the extent it does not disproportionately and materially adversely affect the Business as compared to similarly situated businesses operating in the same industry and geographic areas in which Seller operates.

“Seller Names” means (a) any trademark, brand name, slogan, logo, internet domain name, corporate name, or other identifier of source or goodwill that includes the words “Florists’ Transworld Delivery”, “Provide” or the name or acronym “FTD” and (b) any and all other derivatives or variations thereof.

“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces, databases and data, in any form or format, however fixed, including any related documentation.

“Software System” means the software platform owned by Seller and used in the Business as of the date of the Agreement to provide ecommerce functionality to consumers, wholesale management to businesses collecting orders for fulfillment, and back-office administrative and customer support, including those applications and services providing content, product personalization/customization, checkout, order management, promotions/discounts management, product management, supplier and carrier management, inventory and SKU management, tax management, gift certificate management, and customer service call handling.

“Subsidiary” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

“Tax Authority” means any government, agency, or instrumentality thereof, charged with the administration of any Law or regulation relating to Taxes.

“Taxes” means (a) all federal, state, local, provincial, municipal, foreign or other taxes, charges or other assessments, including, without limitation, all income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, net worth, intangibles, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, intangibles, goods and services, customs duties, conveyance, mortgage, registration, documentary, recording, premium, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, unemployment insurance, severance, environmental (including taxes under Section 59A of the Code), disability, workers’ compensation, health care natural resources, excise, severance, stamp, occupancy, rent, real property, personal property, estimated or other similar taxes, duties, levies or other governmental charges or assessments or deficiencies thereof, (b) any item described in clause (a) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Code (or similar provisions of state, local, foreign or other law), or by contract, indemnity or otherwise, and (c) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clauses (a) or (b).

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Trademarks” means all trademarks, service marks, trade dress, logos, distinguishing guises and indicia, trade names, corporate names, business names, domain names and social media accounts, and all associated goodwill, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world, all rights therein provided by multinational treaties, conventions or applicable Law, and all social media addresses and accounts.

“Transactions” means the transactions contemplated by this Agreement.

“Transferred Exception” means title of a lessor under a capital or operating lease if such lease is a Purchased Contract.

1.2                               Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Allocation Notice of Objection	10.2(a)
Assignment and Assumption Agreements	4.2(b)
Assumed Cure Costs	2.6
Assumed Liabilities	2.3
Auction	7.2(a)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Business	Recitals
Cash Amount	3.1
Closing	4.1
Closing Date	4.1
Company	Preamble
Company Permits	5.7
Company Plan	5.8(a)
Confidentiality Agreement	8.6
Deposit Amount	3.2
Effective Date	Preamble
Excess Severance Amount	8.8(b)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Allocation Statement	10.2(a)
Inventory	2.1(b)(ii)
Master List	2.1(b)(ix)
Necessary Consent	2.6(a)
Non-Transferred Employees	8.8(b)
Proposed Allocation Statement	10.2(a)
Purchase Price	3.1
Purchased Assets	2.1(b)
Purchased Contracts	2.1(b)(iv)
Purchased Intellectual Property	2.1(b)(vi)
Purchaser	Preamble
Real Property	2.1(b)(i)
Seller	Preamble
Severance Cap	8.8(b)
Tangible Personal Property	2.1(b)(iii)
Termination Date	4.4(a)
Transfer Taxes	10.1
Transferred Books and Records	2.1(b)(x)
Transferred Employees	8.8(a)
WARN Act	5.9(c)

1.3                               Other Definitional and Interpretive Matters.

(a)                                 Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

(i)                                     Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action will be extended to the next succeeding Business Day.

(ii)                                  Contracts.  Reference to any Contract means such Contract as amended or modified and in effect from time to time in accordance with its terms.

(iii)                               Dollars.  Any reference in this Agreement to Dollars or $ will mean U.S. dollars.

(iv)                              Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.

(v)                                 GAAP.  Terms used herein which are defined in GAAP are, unless specifically defined herein, used herein as defined in GAAP.

(vi)                              Gender and Number.  Any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

(vii)                           Headings.  The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any Article, Section, Recital, Exhibit or Schedule are to the corresponding Article, Section, Recital, Exhibit or Schedule of or to this Agreement unless otherwise specified.

(viii)                        Herein.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(ix)                              Including.  The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(x)                                 Law.  Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including any successor legislation thereto and any rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision.

(b)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

II.                                                           PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1                               Purchase and Sale of Assets.

(a)                                 On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser or one or more of its designees will purchase, acquire and accept from Seller, and Seller will sell, transfer, convey and deliver to Purchaser or one or more of its designees, all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens (other than Liens created by Purchaser, Permitted Exceptions and Transferred Exceptions) and Excluded Liabilities.

(b)                                 The term “Purchased Assets” means all of the following properties, assets, and rights of Seller existing as of the Closing and not including any Excluded Assets:

(i)                                     all right, title and interest in and to the Leased Real Property (the “Real Property”);

(ii)                                  all inventory that, as of the close of business on the Closing Date, is used or held for use primarily in the Business (the “Inventory”);

(iii)                               (A) the fixtures, furniture, furnishings, leasehold improvements and other tangible personal property owned by Seller or leased by Seller, subject to the terms of the relevant lease, and used or held for use primarily in the Business, and (B) the manufacturing equipment set forth on Schedule 2.1(b)(iii)(b) (collectively, the “Tangible Personal Property”);

(iv)                              all right, title and interest of Seller now or hereafter existing, in, to and under the Purchased Contracts;

(v)                                 all warranties, guarantees and similar rights related to the Purchased Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the Purchased Assets, and claims against suppliers and other third parties in connection with the Purchased Contracts;

(vi)                              the Intellectual Property owned by Seller relating primarily to the Business, including the Intellectual Property set forth on Schedule 2.1(b)(vi) (the

“Purchased Intellectual Property”); provided, however, that the Purchased Intellectual Property shall not include the Software System or the Intellectual Property in the Software System;

(vii)                           all right, title, and interest in and to an undivided one-third interest in the Software System;

(viii)                        all accounts receivable (whether billed or unbilled) of Seller arising primarily from the Business;

(ix)                              all goodwill related to the Purchased Assets;

(x)                                 a non-exclusive excerpt of the master customer mailing list of FTD, Inc. (the “Master List”), reflecting customers on the Master List that have placed orders for products marketed by the Business, including physical addresses, e-mail addresses, and phone numbers, in each case, to the extent (A) transferrable to Purchaser under applicable Law and (B) available;

(xi)                              the customer service re-hire database;

(xii)                           all rights, title and interests of Seller in and to computers, computer hardware, workstations and printers, solely to the extent the foregoing are used primarily in the Business by the Transferred Employees;

(xiii)                        all books, records, files, invoices, inventory records, product specifications, cost and pricing information, business plans and quality control records and manuals, in each case primarily relating to the Business, including all data and other information stored in any format or media, including on hard drives, hard copy or other media primarily relating to the Business, in each case to the extent permitted by applicable Laws (the “Transferred Books and Records”); and

(xiv)                       all rights, claims, causes of action and credits owned by Seller to the extent relating to any Purchased Asset or Assumed Liability, including any such item arising under any guarantee, warranty, indemnity, right of recovery, right of setoff or similar right in favor of Seller in respect of any Purchased Asset or Assumed Liability.

2.2                               Excluded Assets.  Nothing herein contained will be deemed to constitute an agreement to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller will retain all right, title and interest to, in and under the Excluded Assets.  The term “Excluded Assets” means all assets, properties and rights of Seller other than the Purchased Assets specifically defined in Section 2.1(b), including, for the avoidance of doubt, all assets related primarily to Seller:

(a)                                 all cash and cash equivalents, bank accounts and securities;

(b)                                 all Contracts that are not Purchased Contracts;

(c)                                  all Intellectual Property other than the Purchased Intellectual Property and Seller’s one-third interest in the Software System;

(d)                                 all books and records other than the Transferred Books and Records, including the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other books and records having to do with the corporate organization of Seller, all employee-related or employee benefit-related books and records, other than personnel files of Transferred Employees, and all other books and records which Seller is otherwise prohibited from disclosing or transferring to Purchaser under applicable Laws or is required by applicable Laws to retain;

(e)                                  all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(f)                                   all Benefit Plans and trusts or other assets attributable thereto;

(g)                                  all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(h)                                 all assets and rights used by Seller in its business other than the Business;

(i)                                     all assets and rights specifically set forth on Schedule 2.2(i); and

(j)                                    the rights which accrue or will accrue to Seller under the Transactions.

2.3                               Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume or will cause one or more of its designees to assume, effective as of the Closing, and will timely perform and discharge in accordance with their respective terms, the following Liabilities existing as of the Closing Date and no other Liabilities of Seller or any of its Affiliates (collectively, the “Assumed Liabilities”):

(a)                                 all Liabilities from the ownership or operation of the Purchased Assets by Purchaser solely to the extent such Liabilities arise after the Closing;

(b)                                 any Assumed Cure Costs that Purchaser is required to pay pursuant to Section 2.5;

(c)                                  all Liabilities of Seller under the Purchased Contracts;

(d)                                 all Liabilities under warranty obligations or arising under applicable Laws relating to product liability or food and drug in respect of any products manufactured or sold by the Business at, prior to or after the Closing;

(e)                                  all Liabilities of Seller for accrued and unpaid trade payables (whether billed or unbilled) (i) relating to the Business, (ii) which were delivered to Seller on or after the Petition Date, and (iii) that are administrative expenses under Section 503(b) of the Bankruptcy Code, other than any claims under Section 503(b)(9) of the Bankruptcy Code, as set forth on a detailed statement (including a good faith estimate for the Closing Date) provided to the

Purchaser at least five (5) Business Days prior to Closing, subject to a cap of $910,000 for trade payables recorded as accounts payable related to the Business on Seller’s books and records;

(f)                                   all Liabilities of Seller with respect to Groupon coupons and gift certificates related to the Business and all Liabilities for any unredeemed refund amounts issued to customers of the Business to the extent arising under Seller’s refund policy in effect immediately prior to the date hereto;

(g)                                  all Liabilities of Seller in respect of accrued wages, vacation, sick leave and paid time off of Transferred Employees for periods prior to the Closing Date (the “Assumed Employee Liabilities”); and

(h)                                 adjusted EBITDA losses incurred in operating the Business during the period between the Petition Date and the Closing Date, as set forth on a detailed statement (including a good faith estimate for the period from the date of delivery of such statement to the Closing Date) provided to the Purchaser at least three (3) Business Days prior to Closing, subject to a cap of $1,000,000.

2.4                               Excluded Liabilities.  Notwithstanding anything to the contrary set forth herein, the Parties expressly acknowledge and agree that Purchaser will not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of Seller, whether existing on the Closing Date or arising thereafter, including on the basis of any Law imposing successor liability, other than the Assumed Liabilities and the obligations of Purchaser under this Agreement (all such Liabilities that Purchaser is not assuming being referred to collectively as the “Excluded Liabilities”).

2.5                               Assumption/Rejection of Certain Contracts.

(a)                                 Schedule 2.5(a) sets forth a list, as of the date hereof, of all Contracts to which Seller is a party.

(b)                                 From and after the date hereof until five (5) days prior to the Auction, Purchaser may, in its sole discretion, (i) designate a Contract listed on Schedule 2.5(a) for assumption and assignment to Purchaser, effective on and as of the Closing (such Contracts, the “Purchased Contracts”), or (ii) designate any Contract listed on Schedule 2.5(a) for rejection.  The Purchased Contracts as of the date hereof are set forth on Schedule 2.5(b) hereto, which will be supplemented as additional Contracts are designated for assumption and assignment or rejection prior to the Auction as set forth in this Section 2.5(b).

(c)                                  Seller shall take all actions reasonably required to assume and assign the Purchased Contracts to Purchaser, including taking all actions reasonably necessary to facilitate any negotiations with the counterparties to such Contracts and, if necessary, to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Contracts to Purchaser satisfies all applicable requirements of section 365 of the Bankruptcy Code.

(d)                                 Purchaser shall take all actions reasonably required for Seller to assume and assign the Purchased Contracts to Purchaser, including taking all actions reasonably necessary to facilitate any negotiations with the counterparties to such Contracts and, if necessary, to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Contracts to Purchaser satisfies all applicable requirements of section 365 of the Bankruptcy Code.

(e)                                  Cure Amounts.  At the Closing and pursuant to Section 365 of the Bankruptcy Code, Seller will assume the Purchased Contracts (to the extent not previously assumed) and, subject to the terms herein, assign the Purchased Contracts to Purchaser, and Purchaser, subject to the terms herein, will assume the Purchased Contracts.  All Cure Costs with respect to the Purchased Contracts (the “Assumed Cure Costs”) will be paid by Purchaser, as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Approval Order, and not by Seller, and Seller will have no liability for any Assumed Cure Costs. Seller will serve on all non- Seller counterparties to all Purchased Contracts set forth on Schedule 2.5(e) a notice stating that Seller is or may (as applicable) be seeking the assumption and assignment of such Contracts, and will notify such non-Seller counterparties of the deadline for objecting to the cure costs relating to such Contracts, if any, which deadline will be not less than three Business Days prior to the sale hearing date designated in the Bidding Procedures Order.

2.6                               Non-Assignment of Assets.

(a)                                 Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Purchased Asset (including any Purchased Contract) if (i) (A) prohibited by applicable Law, (B) an attempted assignment or transfer thereof would reasonably likely to subject Purchaser, its Affiliates or any of its or their respective Representatives to civil or criminal Liability or (C) an attempted assignment or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto, would constitute a breach, default or violation thereof or of any Law or Order (each such action, a “Necessary Consent”), or in any way adversely affect the rights of Purchaser thereunder or (ii) the Bankruptcy Court has not entered an Order (including, for the avoidance of doubt, the Approval Order) approving such assignment or transfer.  In such event, such assignment or transfer is subject to such Necessary Consent being obtained and Seller and Purchaser will use their respective reasonable best efforts to obtain the Necessary Consents with respect to any such Purchased Asset (including any Purchased Contract) or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Purchaser as Purchaser may reasonably request; provided, however, that Seller will not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or Legal Proceedings to obtain any such consent or approval.  If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would give rise to any of the circumstances described in clauses (i) or (ii) of the first sentence of this Section 2.6(a), be ineffective or would adversely affect the rights of Purchaser to such Purchased Asset following the Closing, (x) Seller and Purchaser will, and will cause their respective Affiliates to, (1) use commercially reasonable efforts (including cooperating with one another to obtain such Necessary Consents, to the extent feasible) as may be necessary so that Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, (2) complete any such assignments or transfers as soon as reasonably practicable, and (3) upon receipt of any applicable Necessary

Consents, to transfer or assign the applicable Purchased Asset to Purchaser, and (y) Seller will, and will cause its Affiliates to, cooperate with Purchaser in good faith without further consideration in any arrangement reasonably acceptable to Purchaser and Seller intended to provide Purchaser with the benefit of any such Purchased Assets.

(b)                                 Subject to Section 2.6(a), if after the Closing (i) Purchaser or its designee holds any Excluded Assets or Excluded Liabilities or (ii) Seller holds any Purchased Assets or Assumed Liabilities, Purchaser or Seller will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party.  Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

(c)                                  Notwithstanding anything herein to the contrary, at any time prior to the date that is the later of (but in no event later than five Business Days prior to the Closing) (i) five days after the resolution of any dispute with a non-debtor party to a Purchased Contract relating to the Cure Costs or adequate assurance of future performance required under Section 365 of the Bankruptcy Code and (ii) the conclusion of the cure objection hearing relating to any particular Purchased Contract as to which a cure objection has been timely filed, Purchaser will be entitled, in its sole and absolute discretion, to remove any Contract from Schedule 2.5(a) by providing written notice thereof to Seller and any Contract so removed will be deemed to be an “Excluded Asset” for all purposes hereunder. Seller will not reject or seek to reject any Contract that is a Purchased Contract without the consent of Purchaser.

2.7                               Further Conveyances and Assumptions.  From time to time following the Closing, Seller and Purchaser will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to Seller and its Affiliates and their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the Transactions; provided that nothing in this Section 2.7 will require Purchaser or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities.

III.                              CONSIDERATION

3.1                               Consideration.  The aggregate consideration for the Purchased Assets (the “Purchase Price”) will be: (a) $5,000,000 in cash (the “Cash Amount”); plus (b) the Reimbursement Costs; plus (c) the assumption of the Assumed Liabilities; plus (d) the Excess Severance Amount.

3.2                               Purchase Price Deposit.  Within two (2) Business Days of the Effective Date, (a) the Parties shall execute and deliver the Escrow Agreement to the Escrow Agent, and (b) the Purchaser shall deposit a sum of $1,000,000 (the “Deposit Amount”) into the Escrow Account, which shall be held in the Escrow Account and shall be either delivered to Purchaser or paid to Seller, in each case pursuant to the Escrow Agreement, as follows: (x) if the Closing occurs, the

Deposit Amount shall be applied towards the Cash Amount payable by Purchaser pursuant to Section 3.3, (y) if this Agreement is terminated by Seller pursuant to Section 4.4(d), then the Deposit Amount shall promptly be released to Seller (and such Deposit Amount will be deemed fully earned by Seller as compensation and consideration for entering into this Agreement), or (z) if this Agreement is terminated for any reason other than by Seller pursuant to Section 4.4(d), then the Deposit Amount shall promptly be released to Purchaser.

3.3                               Payment of Purchase Price.  At the Closing, (a) Purchaser will pay to Seller, in immediately available funds to the account or accounts designated by Seller, (i) the Cash Amount less (ii) the Deposit Amount, plus (iii) the Reimbursement Costs, plus (iv) the Excess Severance Amount; and (b) the Deposit Amount shall be released to Seller.

IV.                               CLOSING AND TERMINATION

4.1                               Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof (or the waiver thereof by the Party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the “Closing”) will take place at Jones Day, 77 W. Wacker Dr., Suite 3500 Chicago, Illinois 60601 at 10:00 a.m. (Central Standard time) on the date that is three Business Days following the satisfaction or waiver of the conditions set forth in Sections 9.1, 9.2 and 9.3 (other than conditions that by their nature are to be first satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place and time as the Parties may designate in writing.  The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

4.2                               Deliveries by Seller.  At the Closing, Seller will deliver to Purchaser:

(a)                                 one or more duly executed bills of sale in a form to be reasonably agreed upon by the Parties;

(b)                                 (i) one or more duly executed assignment and assumption agreements, in a form to be agreed upon by the Parties and (ii) duly executed assignments to Purchaser of the registered Trademarks and Trademark applications and registered copyrights and copyright applications included in the Purchased Intellectual Property, in each case, in a form suitable for recording in the U.S. Patent and Trademark Office (and equivalent offices in jurisdictions outside the United States) (the “Assignment and Assumption Agreements”);

(c)                                  the Mutual PQUAD Covenant Agreement, duly executed by Seller;

(d)                                 the officer’s certificate required to be delivered pursuant to Sections 9.1(a) and 9.1(b);

(e)                                  a non-foreign affidavit from Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code stating that it is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code;

(f)                                   a copy of the Approval Order;

(g)                                  copies of all instruments, certificates, documents and other filings (if applicable) evidencing the release of the Purchased Assets from all Liens, including any applicable UCC termination statements and releases of mortgages, and all releases, instruments and documents necessary to release all Liens duly executed by the holder of such Lien, all in a form reasonably satisfactory to the Purchaser; and

(h)                                 all other deeds, endorsements, assignments, company seals, instruments of transfer and other instruments of conveyance reasonably requested by Purchaser or required to convey and assign the Purchased Assets to Purchaser and vest title therein in Purchaser free and clear of all Liens (other than those Liens created by Purchaser and Transferred Exceptions).

4.3                               Deliveries by Purchaser.  At the Closing, Purchaser will deliver to Seller:

(a)                                 the consideration specified in Section 3.1, as adjusted pursuant to Section 3.3;

(b)                                 the officer’s certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b);

(c)                                  any and all Assignment and Assumption Agreements, duly executed by Purchaser; and

(d)                                 the Mutual PQUAD Covenant Agreement, duly executed by Purchaser;

(e)                                  all such other documents, instruments and certificates, reasonably requested by Seller, to evidence the assumption by Purchaser of the Assumed Liabilities.

4.4                               Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                                 by Purchaser or Seller, if the Closing has not occurred by 5:00 p.m. Chicago time on August 26, 2019 (the “Termination Date”), which date may be extended pursuant to Sections 4.4(c) and 4.4(d)(i); provided, however, that if the Closing has not occurred on or before the Termination Date due to a breach of any representations, warranties, covenants or agreements contained in this Agreement that has resulted in any of the conditions set forth in Sections 4.4(c) and 4.4(d)(i) not being satisfied by the Termination Date (i) by Purchaser, then Purchaser may not terminate this Agreement pursuant to this Section 4.4(a) or (ii) by Seller, then Seller may not terminate this Agreement pursuant to this Section 4.4(a);

(b)                                 by mutual written consent of Seller and Purchaser;

(c)                                  by Purchaser; provided that Purchaser is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Sections 9.2 or 9.3, if Seller breaches any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.1 or 9.3  or breach of Section 4.1 and such breach has not been cured within 10 Business Days after the giving of written notice by Purchaser to Seller of such breach; provided, further, that in the event that Purchaser provides such written notice to Seller within 10 Business Days of the Termination Date, then the Termination Date shall be extended until the end of the 10 Business Day cure period set forth in this Section 4.4(c);

(d)                                 by Seller; provided that Seller is then not in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Sections 9.1 or 9.3,

(i)                                     if Purchaser breaches any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.2 or 9.3 or breach of Section 4.1 and such breach has not been cured within 10 Business Days after the giving of written notice by Seller to Purchaser of such breach; provided, that in the event that Seller provides such written notice to Purchaser within 10 Business Days of the Termination Date, then the Termination Date shall be extended until the end of the 10 Business Day cure period set forth in this Section 4.4(d);

(ii)                                  if all of the conditions set forth in Section 9.1 and Section 9.3 have been satisfied (other than those conditions that by their nature can only be satisfied at the Closing), Seller has given written notice to Purchaser that they are prepared to consummate the Closing and Purchaser fails to consummate the Closing within five Business Days after the date that the Closing should have occurred pursuant to Section 4.1;

(e)                                  by Seller or Purchaser, if there is in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that the Parties will promptly appeal and use reasonable best efforts to seek to overturn any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence unless and until this Agreement is terminated pursuant to this Section 4.4;

(f)                                   automatically, upon the consummation of an Alternative Transaction; and

(g)                                  by Purchaser; provided that Purchaser is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Sections 9.2 or 9.3, if (i) the Bankruptcy Court has not approved the Bidding Procedures Order on or prior to the date which is twenty-eight (28) days following the execution of this Agreement, (ii) the Auction (if necessary) shall not have been held on or prior to the date which is fifty (50) days following the execution of this Agreement, or (iii) the hearing to approve the Approval Order shall not have occurred on or prior to the date which is sixty (60) days following the execution of this Agreement.

4.5                               Procedure Upon Termination.  In the event of termination pursuant to Section 4.4 (other than Section 4.4(f), under which termination will take place automatically), the terminating Party will give written notice thereof to the other Party or Parties, and this Agreement will terminate as described in Section 4.6, and the purchase of the Purchased Assets and assumption of the Assumed Liabilities hereunder will be abandoned, without further action by Purchaser or Seller.

4.6                               Effect of Termination.

(a)                                 In the event that this Agreement is terminated as provided herein, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there will be no Liability or obligation on Purchaser, Seller or any of their respective Representatives, except as specifically set forth in this Section 4.6; provided, however, that the provisions of Section 3.2, this Section 4.6, and Article XI (other than Section 11.3) and, to the extent necessary to effectuate the foregoing enumerated provisions, Article I, will survive any such termination and will be enforceable hereunder; provided, further, that nothing in this Section 4.6 will be deemed to release any Party from Liability for any breach of this Agreement prior to termination and nothing in this Section 4.6 will be deemed to interfere with Seller’s rights to retain the Deposit Amount to the extent provided in Section 3.2.  In the event that the Deposit Amount is paid to the Seller pursuant to Section 3.2 and Section 4.4(d), the Seller’s receipt of the Deposit Amount shall constitute liquidated damages (and not a penalty) in a reasonable amount that will compensate Seller in the circumstances in which this Agreement is terminated pursuant to Section 4.4(d), which amount would otherwise be impossible to calculate with precision, and be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Seller against the Purchaser, and any of its former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for any loss suffered as a result of any breach of any covenant, representation, warranty or agreement in this Agreement by Purchaser or the failure of the transactions contemplated hereby to be consummated, and upon payment of such amounts, none of Purchaser nor any of its former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall Purchaser’s Liability under this Agreement prior to the Closing exceed an amount equal to the Deposit Amount.

(b)                                 Notwithstanding Section 4.6(a), (i) if this Agreement is terminated other than pursuant to Sections 4.4(b) or 4.4(d) and (ii) at the time of such termination, Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 9.2 or 9.3, then Seller shall pay the Expense Reimbursement Amount to Purchaser by wire transfer of immediately available funds within three Business Days following such termination of this Agreement, unless this Agreement is terminated pursuant to Section 4.4(f), in which case Seller shall pay the Break-Up Fee and Expense Reimbursement to Purchaser concurrently with the consummation of any Alternative Transaction.

V.                                    REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules or in the Company SEC Documents (other than any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other similar disclosures included therein, in each case, to the extent such disclosures are primarily predictive or forward-looking in nature and do not consist of statements of present fact) filed prior to the date of this Agreement, Seller hereby represents and warrants to Purchaser that:

5.1                               Organization and Good Standing.  Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, subject to any limitations that may be imposed on Seller as a result of filing a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

5.2                               Authorization of Agreement.  Subject to entry of the Approval Order, as applicable, Seller has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder.  The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the Transactions have been duly authorized by all requisite corporate or similar action on the part of Seller.  This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered, by Seller and (assuming the due authorization, execution and delivery by the other Party and the entry of the Approval Order) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of Seller enforceable against Seller in accordance with its respective terms, subject to equitable principles of general applicability (whether considered in a proceeding at law or in equity).

5.3                               Governmental Consents.  Except as set forth on Schedule 5.3 and except to the extent not required if the Approval Order is entered, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which Seller is a party, the compliance by Seller with any of the provisions hereof (including the assignments and assumptions referred to in Article II) or thereof, the consummation of the Transactions or the taking by Seller of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except for (a) the entry of the Approval Order and (b) immaterial consents, waivers, approvals, Orders, authorizations, declarations, filings and notifications. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II), will conflict with or result in a material breach of the organizational documents of Seller.

5.4                               Title to Purchased Assets.  Except as set forth on Schedule 5.4, subject to Section 2.7 and (a) bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally, and (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity), Seller has good and valid title to, or in the case of leased assets, has good and valid leasehold interests in, the Purchased Assets free and clear of all Liens (other than Permitted Exceptions) and, at the Closing, Purchaser will be vested with good and valid title to, or in the case of leased assets, good and valid leasehold interest in, such Purchased Assets, free and clear of all Liens (other than Transferred Exceptions) and Excluded Liabilities, to the fullest extent permissible under Law, including Section 363(f) of the Bankruptcy Code.

5.5                               Validity of Purchased Contracts.  As of the date of this Agreement, each Purchased Contract is in full force and effect and is a valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto in accordance with its terms and conditions, except as such validity and enforceability may be limited by (a) bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally, (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity), and (c) the obligation to pay Cure Costs (if any) under Section 2.5.  As of the date of this Agreement, Seller has no Knowledge of the intention of any third party to terminate any Purchased Contract.  As of the date of this Agreement, except as set forth on Schedule 5.5, and to the Knowledge of Seller, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a material default under or a violation of any such Purchased Contract or would cause the material acceleration of any obligation of Seller or the creation of a material Lien upon any Purchased Asset, and Seller has no Knowledge of such an event. Seller has made available to Purchaser true, correct and complete copies of each of the Purchased Contracts.

5.6                               Litigation.  As of the date of this Agreement, there are no Legal Proceedings or Orders pending or, to the Knowledge of Seller, threatened against Seller that involves or relates to the Business, any of the Transactions, or affects any of the Purchased Assets and would reasonably be expected to have a material adverse effect on the Purchased Assets, the Transactions or the Business, respectively.

5.7                               Compliance with Laws.  Seller is and, since December 31, 2016, has been in compliance with all applicable Laws and Orders, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.  Seller holds all governmental licenses, authorizations, permits, consents and approvals necessary for the operation of the Business of Seller as presently conducted, taken as a whole (the “Company Permits”).  Seller is in compliance with the terms of the Company Permits, except for failures to comply that would not reasonably be expected to be, individually or in the aggregate, material to the Business.

5.8                               Employee Compensation and Benefit Plans; ERISA.

(a)                                 As used herein, the term “Company Plan” shall mean each material “employee benefit plan” (within the meaning of Section 3(3) ERISA) and each other material equity incentive, compensation, severance, employment, company stock plan, change-in-control, retention, fringe benefit, bonus, incentive, savings, retirement, deferred compensation or other benefit plan, agreement, program, policy or Contract, whether or not subject to ERISA, in each case other than a “multiemployer plan,” as defined in Section 3(37) of ERISA, under which any current or former employee, officer, director, contractor (who is a natural Person) or consultant (who is a natural Person) of Seller has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by Seller.

(b)                                 Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect:

(i)                                     Each Company Plan is in material compliance with all applicable Laws, including ERISA and the Code.

(ii)                                  Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter to that effect from the IRS and, to the Knowledge of Seller, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination or opinion.

(iii)                               To the Knowledge of Seller, no condition exists that is reasonably likely to subject Seller to any direct or indirect liability under Title IV of ERISA.

(c)                                  No material Legal Proceeding (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of Seller, threatened with respect to any Company Plan.

5.9                               Labor Matters.  Except as would not have, individually or in the aggregate, a Seller Material Adverse Effect:

(a)                                 Seller is not party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, trade union or labor organization.  Other than as required by operation of applicable Law, no employees of Seller is represented by any labor union, trade union or labor organization with respect to their employment with Seller.   No labor union, trade union, labor organization or group of employees of Seller has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other Governmental Body.  To the Knowledge of Seller, there are no organizing activities with respect to any employees of Seller.  There has been no actual or, to the Knowledge of Seller, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting Seller.  Seller is not engaged in, or since December 31, 2016 has engaged in, any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.

(b)                                 Seller has not received since December 31, 2016 any written notice of intent by any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation relating to Seller and, to the Knowledge of Seller, no such investigation is in progress.

(c)                                  Since December 31, 2016, Seller has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (or any similar state or local law, the “WARN Act”)) in connection with the Business; or (ii) a “mass layoff” (as defined in the WARN Act) of individuals employed at or who primarily provided service to the Business.  Schedule 5.9(d) sets forth a true and complete list of reductions in force or layoffs, by location, implemented by the Seller or any of its Subsidiaries in the 90-day period preceding the Closing Date at any location employing any individuals employed by the Business.

5.10                        Intellectual Property.  Except as set forth on Schedule 5.10, and to the Knowledge of Seller, Seller owns all right, title and interest in and to the Purchased Intellectual Property, free and clear of all Liens other than (i) Permitted Exceptions, and (ii) non-exclusive licenses of, or covenants with respect to, the Purchased Intellectual Property granted in the Ordinary Course of Business.

(a)                                 Except as set forth on Schedule 5.10(a), Seller has not, to the Seller’s Knowledge, interfered with, infringed upon, misappropriated, diluted, or violated the Intellectual Property of any other Person, and no written, or, to Seller’s Knowledge, oral, claims have been asserted by any Person alleging such interference, infringement, misappropriation, dilution, or violation.

(b)                                 Except as set forth on Schedule 5.10(b), neither Seller nor any of its Affiliates has, in the three (3) year period immediately preceding the date of this Agreement, notified any Person that it believes that such Person is interfering with, infringing upon, misappropriating, diluting, violating or otherwise acting in conflict with any Purchased Intellectual Property, or engaging in any act of unlawful use or unfair competition, or has done any of the foregoing and, to the Knowledge of the Seller, no Person is interfering with, infringing upon, misappropriating, diluting, violating or otherwise acting in conflict with any Purchased Intellectual Property.

(c)                                  There is no Purchased Intellectual Property developed by any shareholder, director, officer, consultant or employee of the Seller or its Affiliates that has not been transferred to the Seller, or is not owned by the Seller free and clear of any Liens, other than Permitted Exceptions and/or non-exclusive licenses of, or covenants with respect to, the Purchased Intellectual Property granted in the Ordinary Course of Business.

(d)                                 Seller has taken commercially reasonable steps to protect, maintain and preserve the confidentiality of any trade secrets included in the Purchased Intellectual Property.  Any disclosure by Seller of such trade secrets to any third party has been pursuant to the terms of a written agreement with such Person.

(e)                                  To the Knowledge of Seller, no Purchased Intellectual Property material to the Business was developed, in whole or in part (i) pursuant to or in connection with the development of Intellectual Property for any standards-setting bodies, industry groups, or other similar standards organizations, (ii) under contract with or using the resources of any Governmental Body, academic institution or other entity that would subject any Purchased Intellectual Property to the rights of any Governmental Body, academic institution or other entity, (iii) under any grants or other funding arrangements with third parties, or (iv) using any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that are subject to “open source” or similar license terms in a manner that subjects material proprietary software included in the Purchased Intellectual Property to any copyright license.

(f)                                   All material software owned, licensed, used, or otherwise held for use in the Business is, to the Knowledge of Seller, in good working order and condition and is sufficient in all material respects for the purposes for which it is currently used in the Business. To the Knowledge of Seller, Seller has not experienced any material defects in design, workmanship or material in connection with the use of such software that have not been corrected.  To the Knowledge of the Seller, no such software contains any computer code or any other procedures, routines or mechanisms which may: (i) disrupt, disable, harm or impair in any material way such software’s operation, (ii) cause such software to damage or corrupt any data, storage media, programs, equipment or communications of the Business or its clients, or otherwise interfere with the Business’s operations as currently conducted, or (iii) permit any third party to access any such software to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”).

(g)                                  Trademarks.

(i)                                     Schedule 5.10(g)(i) contains a complete and accurate list of all registered, and as of the date of this Agreement pending applications for, Trademarks included in the Purchased Intellectual Property, including for each the applicable trademark or service mark, application numbers, filing dates, trademark registration numbers and registration dates, as applicable.

(ii)                                  Except as set forth on Schedule 5.10(g)(ii), all of the registered Trademarks included in the Purchased Intellectual Property are subsisting and in full force and effect. To the Knowledge of Seller, each of the United States registered Trademarks included in the Purchased Intellectual Property for which filings based on continuous use have been made by Seller or any of its Affiliates have been in continuous use in the United States or had been in continuous use in the United States at the time such filings were made. Except as set forth in Schedule 5.10(g)(ii), none of the trademark registrations included in the Purchased Intellectual Property are subject to any maintenance fees or renewal actions in the sixty (60) days after the date hereof.

(iii)                               Except as set forth on Schedule 5.10(g)(iii), no Trademark included in the Purchased Intellectual Property has been or is now the subject of any opposition, invalidation or cancellation proceeding, in each case which is pending and unresolved, and to the Knowledge of Seller, no such action is threatened.

(iv)                              All products and materials containing a U.S. Federal Transferred Trademark bear the proper federal registration notice where required by Law.

(h)                                 Copyrights.

(i)                                     Schedule 5.10(h)(i) contains a complete and accurate list of all registered copyrights owned by Seller and included in the Purchased Intellectual Property, including title, registration number and registration date.

(i)                                     Domain Names.

(i)                                     Schedule 5.10(i)(i) contains a complete and accurate list of all Domain Names included in the Purchased Intellectual Property. No Domain Names material to the Business and included in the Purchased Intellectual Property have been, during the past three (3) years, or are now involved in any dispute, opposition, invalidation or cancellation proceeding and, to the Knowledge of Seller, no such action is threatened.

(j)                                    Patents.

(i)                                     Schedule 5.10(j)(i) contains a complete and accurate list of all issued patents included in the Purchased Intellectual Property, including title, patent number and issuance date.

(ii)                                  All of the issued patents included in the Purchased Intellectual Property are subsisting and in full force and effect.  Except as set forth in Schedule 5.10(j)(ii), none of the issued patents included in the Purchased Intellectual Property are subject to any maintenance fees or renewal actions in the ninety (90) days after the date hereof.

(iii)                               All products made, used or sold under the Patents have been marked with a patent notice to the extent required by applicable Law.

5.11                        Financial Advisors.  Except with respect to Piper Jaffray & Co., Seller has not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or Transactions.  Purchaser is not and will not become obligated to pay any fee or commission or any like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Seller or any of its Affiliates.

5.12                        Taxes.

(a)                                 Seller has filed  (or had filed on its behalf) all material Tax Returns that it was required to file in respect to the Purchased Assets or the Business and all such Tax Returns were correct and complete in all material respects. Other than as excused or prohibited from being paid as a result of the Bankruptcy Code or the Bankruptcy Court, with respect to the Purchased Assets and the Business, Seller has paid (or had paid on its behalf) (i) all material Taxes that are shown to be due by Seller on any such Tax Returns or pursuant to any assessment received by Seller from any Tax Authority for any period preceding the Closing Date, and (ii) all other material Taxes due on or before the Closing Date (whether or not shown on a Tax Return). Other than as excused or prohibited from being withheld, collected or paid as a result of the Bankruptcy Code or the Bankruptcy Court, all material Taxes that Seller is or was required by Law to withhold or collect with respect to the Purchased Assets and the Business have been duly withheld or collected and, to the extent required, have been paid or will be paid to the proper Tax Authority.

(b)                                 There are no pending, proposed in writing or threatened in writing Legal Proceedings with respect to any Taxes payable by or asserted against Seller related to the Purchased Assets or the Business.

(c)                                  Except as set forth on Schedule 5.12(c), there are no outstanding agreements or waivers that would extend the statutory period in which a Tax Authority may assess or collect a Tax that could result in a Lien upon the Purchased Assets or the Business.

(d)                                 There are no Liens with respect to Taxes (other than Permitted Exceptions and Liens that will be released by the Approval Order) upon the Purchased Assets or the Business.

(e)                                  Seller is not a party to any Tax indemnity, Tax allocation or Tax sharing agreement, other than any such agreement entered into in the Ordinary Course of Business the principal purpose of which is not related to Tax, that could result in a Lien upon the Purchased Assets or the Business.

(f)                                   There are no requests for rulings pending between Seller and any Tax Authority in respect of any Tax that could result in a Lien upon the Purchased Assets or the Business.

5.13                        Real Property.  Seller does not have any title interest in real property which is primarily related to the conduct of the Business. Schedule 5.13 sets forth the location of each of the two distribution centers located in Lincoln, California and Charlotte, North Carolina, respectively (each, a “DC”, and collectively, the “DCs”), each of which is leased to Seller by a third party, and a list of all Leases. Seller has no other real property primarily used or held primarily for use in the Business. Seller has made available to Purchaser a true and complete copy of each Lease.  With respect to each Lease, (a) assuming due authorization and delivery by the other party thereto, such Lease constitutes the valid and legally binding obligation of the Seller and, to Seller’s Knowledge, the counterparty thereto, enforceable against Seller and, to Seller’s Knowledge, the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, and (b) neither Seller nor, to Seller’s Knowledge, the counterparty thereto is in breach or default under such Lease, except (i) for those defaults that will be cured in accordance with the Approval Order or waived in accordance with section 365 of the Bankruptcy Code (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Leases) or (ii) to the extent such breach or default would not reasonably be expected to have a Seller Material Adverse Effect.

5.14                        Environmental Matters.  The representations and warranties contained in this Section 5.14 are the sole and exclusive representations and warranties of the Seller with respect to environmental matters, including matters relating to Environmental Laws.  Except as would not be reasonably likely to result in a Seller Material Adverse Effect:

(a)                                 the operations of the Business are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits issued pursuant to Environmental Laws necessary to operate the Business;

(b)                                 with respect to the Business, Seller is not the subject of any outstanding Legal Proceedings with any Governmental Body with respect to Environmental Laws;

(c)                                  Seller is not the subject of any pending, or to the Knowledge of the Seller, threatened Legal Proceeding alleging that the Seller or any of its Affiliates may (i) be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or (ii) have any liability under any Environmental Law, in each case with respect to the Business; and

(d)                                 to the Knowledge of the Seller, there are no pending or threatened investigations of the Seller, or currently or previously owned, operated or leased property of the Seller, which would reasonably be expected to result in the Seller incurring liability pursuant to any Environmental Law.

5.15                        Inventory.  The Inventory as a whole is of a quantity and quality historically useable or saleable in the conduct of the Business.

5.16                        Sufficiency of Assets.  The Purchased Assets are sufficient for the fulfillment of customer orders for berries and other goods manufactured in-house after the Closing in substantially the same manner as conducted prior to the Closing.

5.17                        No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), neither Seller nor any other Person makes any other express or implied representation or warranty with respect to Seller, the Purchased Assets, the Assumed Liabilities or the Transactions, and Seller disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller, or any of Seller’s or its Affiliates’ respective Representatives.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any Representative of Seller or any of its Affiliates).  Seller makes no representations or warranties to Purchaser regarding the probable success or profitability of the Business, the Purchased Assets or the use thereof.  The disclosure of any matter or item in any Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a Seller Material Adverse Effect.

VI.                               REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1                               Organization and Good Standing.  Purchaser is a limited liability company organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the Transactions.  Purchaser is not in violation of its organizational or governing documents.

6.2                               Authorization of Agreement.  Purchaser has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Purchaser of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the members of Purchaser, and no other limited liability company action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions.  This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery of this Agreement by Seller, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to equitable principles of general applicability (whether considered in a proceeding at law or in equity).

6.3                               Consents and Approvals; No Violations.

(a)                                 The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions do not and will not (i) conflict with or violate the certificate of formation or operating agreement (or similar organizational documents) of Purchaser, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection  (b) of this Section have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable Purchaser or by which Purchaser or any of its respective properties are bound, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Purchaser is a party or by which Purchaser or any of its respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent or materially impair the ability of Purchaser to consummate the Transactions.

(b)                                 The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for (i) the applicable requirements, if any, of the Securities and Exchange Act of 1934 and state securities, takeover and “blue sky” Laws, and (ii)  any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not impair the ability of Purchaser to consummate the Transactions.

6.4                               Financial Capability.  Purchaser has sufficient funds available to it in cash to pay or cause to be paid the Purchase Price and the fees and expenses required to be paid by Purchaser in connection with the Transactions, and to effect the Transactions.  Upon the consummation of the Transactions, (a) Purchaser will not be insolvent as defined in Section 101 of the Bankruptcy Code, (b) Purchaser will not be left with unreasonably small capital, (c) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature, and (d) the capital of Purchaser will not be impaired.

6.5                               Condition of the Purchased Assets.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets are being transferred on a “where is” and, as to condition, “as is” basis.  Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Purchased Assets and, in making the determination to proceed with the Transactions, Purchaser has relied on the results of its own independent investigation.

6.6                               Exclusivity of Representations and Warranties.  Purchaser acknowledges that except for the representations and warranties made by Seller in Article V, Seller does not make (and neither Purchaser or any other Person has relied upon) any representations or warranties on behalf of Seller.  Purchaser further agrees that neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Purchaser or any other Person resulting from the distribution to Purchaser, Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser in certain “data rooms” or management presentations in expectation of the Transactions.  For the avoidance of doubt, Purchaser acknowledges that neither Seller nor any of its Representatives make any express or implied representation or warranty with respect to “Confidential Information” as defined in the Confidentiality Agreement.  Purchaser acknowledges and agrees that it (a) has had an opportunity to discuss the business of Seller with the management of Seller, (b) has had sufficient access to (i) the books and records of Seller and (ii) the electronic data room maintained by Seller for purposes of the Transactions, (c) has been afforded the opportunity to ask questions of and receive answers from officers and other key employees of Seller and (d) has conducted its own independent investigation of Seller, the Business and the Transactions, and has not relied on any representation, warranty or other statement by any Person on behalf of Seller, other than the representations and warranties of Seller expressly contained in Article V, and that all other representations and warranties are specifically disclaimed. In connection with any investigation by Purchaser of Seller, Purchaser has received or may receive from Seller or its other Representatives on behalf of Seller certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications.  Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Purchaser shall have no claim against Seller or any other Person with respect thereto.  Accordingly, Purchaser acknowledges that neither Seller nor any other Person on behalf of Seller make (and neither Purchaser or any other Person has relied upon) any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

VII.                          BANKRUPTCY COURT MATTERS

7.1                               Submission for Bankruptcy Court Approval.  As promptly as practicable after the execution of this Agreement, Seller will file with the Bankruptcy Court a motion seeking (a) entry of the Bidding Procedures Order and authorizing the observance and performance of the terms of Section 4.6(b) and the Bidding Procedures Order by Seller and Purchaser and (b) the Approval Order, including the approval of this Agreement and the sale of the Purchased Assets to Purchaser on the terms and conditions hereof if determined to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order.  Such motion must be reasonably acceptable to Purchaser.

7.2                               Bankruptcy Process.

(a)                                 Seller and Purchaser acknowledge and agree that this Agreement, the sale of the Purchased Assets and the Transactions are subject to higher or otherwise better bids (in accordance with the Bidding Procedures) and Bankruptcy Court approval.  Purchaser and Seller acknowledge that Seller must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best offer for the Purchased Assets, including giving notice thereof to the creditors of Seller and other interested parties, providing information about Seller’s business to prospective bidders, entertaining higher or otherwise better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an auction (the “Auction”).

(b)                                 The bidding procedures to be employed with respect to this Agreement and any Auction will be those reflected in the Bidding Procedures Order, which will be in a form and substance reasonably acceptable to the Parties.  Purchaser agrees to be bound by and accept the terms and conditions of the Bidding Procedures Order as entered by the Bankruptcy Court.  Purchaser agrees and acknowledges that (i) following the Bankruptcy Court’s entry into the Bidding Procedures Order, Seller and its Affiliates will be permitted, and will be permitted to cause their Representatives, to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to Purchaser and its Affiliates, agents and Representatives). The obligations of Seller (if any) to pay the  Expense Reimbursement and Break Up Fee (i) shall be entitled to administrative expense claim status under Sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code; (ii) shall not be subordinate to any other administrative expense claim against the Seller; and (iii) shall survive the termination of this Agreement in accordance with Section 4.6.

(c)                                  Purchaser will provide adequate evidence and assurance under the Bankruptcy Code of the future performance by Purchaser of each Purchased Contract.  Purchaser will, and will cause its Affiliates to, reasonably promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Purchased Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Representatives available to testify before the Bankruptcy Court.  Subject to the other terms and conditions of this Agreement, Purchaser will, from and after the Closing Date, (i) assume all liabilities and obligations of Seller under the Purchased Contracts, to the extent Assumed Liabilities, and (ii) satisfy and perform all of the liabilities and obligations related to each of the Purchased Contracts when the same are due thereunder.

(d)                                 If this Agreement and the sale of the Purchased Assets to Purchaser on the terms and conditions hereof are determined to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order, Purchaser and Seller agree to use commercially reasonable efforts to cause the Bankruptcy Court to enter the Approval Order with such changes or modifications as may be requested by Purchaser or Seller that are consented to in writing by the other party, with such consent not to be unreasonably withheld, conditioned or delayed.

(e)                                  Seller covenants and agrees that if the Approval Order is entered, the terms of any plan submitted by Seller to the Bankruptcy Court for confirmation will not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of Purchaser hereunder, or in any way prevent or interfere with the consummation or performance of the Transactions including any transaction that is contemplated by or approved pursuant to the Approval Order.

(f)                                   If the Approval Order or any other orders of the Bankruptcy Court relating to this Agreement are appealed or petition for certiorari or motion for rehearing or reargument is filed with respect thereto, Seller agrees to take all action as may be commercially reasonable and appropriate to defend against such appeal, petition or motion and Purchaser agrees to cooperate in such efforts and each Party agrees to use its commercially reasonable efforts to obtain an expedited resolution of such appeal; provided, that the absence of an appeal of the Approval Order will not be a condition to any Party’s obligation to consummate the Transactions at the Closing.

(g)                                  For the avoidance of doubt, nothing in this Agreement will restrict Seller or its Affiliates from selling, disposing of or otherwise transferring any Excluded Assets or from settling, delegating or otherwise transferring any Excluded Liabilities, or from entering into discussions or agreements with respect to the foregoing.

7.3                               Additional Bankruptcy Matters.

(a)                                 From and after the date of this Agreement and until the Closing Date (or any earlier date from and after any deadline for other potential purchasers to submit bids for the Purchased Assets if this Agreement is determined not to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order), to the extent reasonably practicable, Seller will deliver to Purchaser drafts of any and all material pleadings, motions, notices, statements, applications, schedules, reports and other papers to be filed or submitted by Seller in connection with this Agreement for Purchaser’s prior review.  Seller will make reasonable efforts to consult and cooperate with Purchaser regarding (i) any such pleadings, motions, notices, statements, applications, schedules, reports or other papers, (ii) any discovery taken in connection with the motions seeking approval of the Bidding Procedures Order or Approval Order (including, without limitation, any depositions) and (iii) any hearing relating to the Bidding Procedures Order or Approval Order, including, without limitation, the submission of any evidence, including witnesses testimony, in connection with such hearing.

(b)                                 Seller acknowledges and agrees, and the Approval Order will provide that, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, liabilities and Lien on, against or created by Seller or its bankruptcy estate, shall be fully released from and with respect to the Purchased Assets, which will be transferred to Purchaser free and clear of all obligations, liabilities and Liens except for Assumed Liabilities and Permitted Exceptions.

VIII.                     COVENANTS

8.1                               Access to Information.  From the Effective Date through the Closing Date, Purchaser will be entitled, through its Representatives, to make such investigation of the Purchased Assets and the Assumed Liabilities as it reasonably requests.  Any such investigation and examination will be conducted upon reasonable advance notice, will occur only during normal business hours and will be subject to restrictions under applicable Law.  Seller will, and will direct its respective Representatives to, cooperate with Purchaser and Purchaser’s Representatives in connection with such investigation and examination, and Purchaser will and will direct its Representatives to cooperate with Seller and its Representatives.  Notwithstanding anything herein to the contrary, no such investigation or examination will be permitted to the extent that it would require Seller to disclose information that would cause material competitive harm to Seller or would violate attorney-client privilege.  No investigation by Purchaser will affect or be deemed to modify any of the representations, warranties, covenants or agreements of Seller contained in this Agreement. Purchaser shall upon reasonable notice to, and with the prior written consent of, Seller be permitted to contact vendors, suppliers, licensors and licensees. Seller or its Representatives shall be entitled to be present at any such meetings.

8.2                               Actions Pending the Closing.  Except (a) as required by applicable Law or by order of the Bankruptcy Court, (b) as otherwise expressly contemplated by this Agreement, or (c) with the prior written consent of Purchaser, during the period from the Effective Date to and through the Closing Date, Seller will (taking into account the commencement of the Bankruptcy Cases, the anticipated sale, liquidation and shut-down of operations of Seller other than the Business and other changes, facts and circumstances that customarily result from the events leading up to and following the commencement of bankruptcy proceedings): (i) maintain the Purchased Assets in their current condition, ordinary wear and tear excepted (and excluding sales of inventory in the Ordinary Course of Business); (ii) not materially amend, modify, terminate, let lapse (other than the expiration of a contract pursuant to its terms) or waive any rights under, or create any Lien with respect to, any of the Purchased Contracts; (iii) use commercially reasonable efforts to defend and protect the Purchased Assets from deterioration; (iv) comply in all material respects with applicable Laws with respect to the Purchased Assets; and (v) not enter into any agreement or commitment to take any action prohibited by this Section 8.2.

8.3                               Consents.  Seller and Purchaser will use their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals contemplated by this Agreement, including the consents and approvals referred to in Section 5.3 and the Necessary Consents; provided, however, that neither Seller nor Purchaser (other than with respect to Assumed Cure Costs) will be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or proceedings to obtain any such consent or approval.  For the avoidance of doubt, the Parties acknowledge and agree that obtaining any such authorizations, consents and approvals, giving such notices and making such filings shall not be  a condition of Closing.

8.4                               Reasonable Best Efforts; Consents to Assignment.

(a)                                 Upon the terms and subject to the conditions of this Agreement, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable, including the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Body or any other Person.  Each Party will promptly consult with the others with respect to, provide any necessary information with respect to, and provide the other Party (or its counsel) copies of, all filings made by such party with any Governmental Body or any other Person or any other information supplied by such Party to a Governmental Body or any other Person in connection with this Agreement and the Transactions.

(b)                                 Each Party will promptly inform the others of any communication from any Governmental Body regarding any of the Transactions and promptly provide the others with copies of all related correspondence or filings.  If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Body with respect to the Transactions, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.  Each Party will provide any necessary information and reasonable assistance as the others may request in connection with its preparation of any additional necessary filings or submissions to any Governmental Body.

(c)                                  Neither Seller nor Purchaser will independently participate in any meeting with any Governmental Body (other than the Bankruptcy Court or the Office of the United States Trustee) in respect of any findings or inquiry in connection with the transactions contemplated by this Agreement and the other Transaction Agreements without giving, in the case of Seller, Purchaser, and in the case of Purchaser, Seller, prior notice of the meeting and, to the extent reasonably practicable and not prohibited by the applicable Governmental Body, the opportunity to attend and/or participate in such meeting.

(d)                                 Each Party will use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Body with respect to the Transactions.

8.5                               Publicity.  With the exception of press releases issued by Seller and Purchaser on the Effective Date and the Closing Date in forms mutually agreeable to Seller and Purchaser, Purchaser and Seller will not issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party, which approval may not be unreasonably withheld, conditioned or delayed, except that such consent shall not be required if disclosure is otherwise required by applicable Law or by the Bankruptcy Court; provided, however, that Purchaser or Seller, as applicable, will use its or their commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text of any such required disclosure.

8.6                               Confidentiality.  Purchaser acknowledges that Confidential Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 8.1, and is subject to the terms of the confidentiality agreement dated February 16, 2018 between FTD Companies, Inc., a Delaware corporation and Purchaser (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Purchaser acknowledges and understands that this Agreement and related documents may be publicly filed in the Bankruptcy Court and further made available by Seller to prospective bidders or contract counterparties and that, such disclosure will not be deemed to violate any confidentiality obligations owing to Purchaser, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise.  Seller acknowledges that from and after the Closing, all non-public information relating to the Purchased Assets and the Assumed Liabilities will be valuable and proprietary to Purchaser and its Affiliates.  Seller agrees that, from and after the Closing, Seller will not disclose to any Person any information relating to Purchaser and its Affiliates, the Purchased Assets or the Assumed Liabilities, except as required by Law or as otherwise becomes available in the public domain other than through any action by Seller in violation of its obligations under this Section 8.6.  Seller acknowledges and agrees that the remedies at law for any breach or threatened breach of this Section 8.6 by Seller are inadequate to protect Purchaser and its Affiliates and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms.  Accordingly, without prejudice to any other rights or remedies otherwise available to Purchaser or its Affiliates, each Party acknowledges and agrees that upon any breach or threatened breach by Seller of the terms and conditions of this Section 8.6, Purchaser and its Affiliates, as applicable will be entitled to injunctive relief and to seek an order restraining any threatened or future breach from any court of competent jurisdiction without proof of actual damages or posting of any bond in connection with any such remedy.  The provisions of this Section 8.6 will survive the Closing.

8.7                               Access Agreements.  Prior to the Closing, Seller and Purchaser will negotiate mutually acceptable terms of an agreement providing Seller with access, for a period of at least 12 months following the Closing Date, to Purchaser’s personnel, including the Transferred Employees, information technology systems, including email, third party service providers and books and records, and use of office space and office support for employees of Seller, as is reasonably necessary or appropriate in connection with the administration of the Bankruptcy Case and to permit Seller to wind-down and liquidate Seller’s Bankruptcy estates following the Closing.

8.8                               Employee Matters.

(a)                                 Seller may, from time to time prior to the Closing Date, update the list of Business Employees on Schedule 1.1(a) to reflect employment terminations and new hires.  Prior to the Closing Date, Purchaser will, or will cause one of its Affiliates to, offer employment to substantially all, and no fewer than two-thirds, of the Business Employees, such employment to commence immediately following the Closing contingent upon such employee’s completion of Purchaser’s standard employment documents.  Seller and its Affiliates will cooperate with and use their commercially reasonable efforts to assist Purchaser and its Affiliates in their efforts to secure the satisfactory transition of Business Employees to Purchaser and will release each Transferred Employee from all employment agreements, non-competition agreements and similar agreements with Seller, effective upon the Closing.  Without limiting the generality of the foregoing, Seller and its Affiliates will provide all relevant information in their possession necessary to the hiring and transfer of the Transferred Employees, including all relevant payroll, compensation, benefits participation and withholding tax information with respect to the Transferred Employees; provided, that Purchaser shall not have access to personnel records of Seller the disclosure of which is prohibited by applicable Law.  Business Employees who accept offers of employment from Purchaser or an Affiliate of Purchaser are referred to as “Transferred Employees”.  Seller and its Affiliates will terminate the employment of all Business Employees who agree to become Transferred Employees, effective immediately prior to the Closing, provided, however, that the Parties intend and will take commercially reasonable steps to ensure that the Transferred Employees have continuous employment through the Closing.  Purchaser agrees to provide credit to the Transferred Employees for all periods of service with Seller and their Affiliates upon commencing their employment with Purchaser for purposes of eligibility for and calculation of vacation, sick leave, paid time off and participation under any benefit plans maintained by Purchaser.  For a 12-month period following the Closing, Purchaser will provide each Transferred Employee with (i) a base salary or standard hourly wage rate and bonus opportunities that are no less favorable to the Transferred Employees than that provided by Seller at the time of the Closing; and (ii) employee benefits (excluding equity and equity-linked compensation) that are no less favorable to Transferred Employees than under Seller’s Benefit Plans in effect at the time of the Closing.

(b)                                 No fewer than three Business Days prior to the Closing, Purchaser will deliver to Seller a list of the Business Employees who will not be offered employment by Purchaser, or who have not, and Purchaser believes are not reasonably likely to, accept offers of employment from Purchaser (the “Non-Transferred Employees”).  Sellers and their Affiliates will terminate the employment of all Non-Transferred Employees, effective immediately prior to the Closing and will be responsible for the cost of severance, calculated using Seller’s severance policy, capped at four weeks severance, to the Non-Transferred Employees up to $20,000 (“Severance Cap”).  Any and all severance obligations of Seller and its Affiliates to Non-Transferred Employees above the Severance Cap (the “Excess Severance Amount”) shall be paid by Purchaser pursuant to Section 3.3.  Within one Business Day prior to Closing, Seller will deliver to Purchaser the total severance amount for the Non-Transferred Employees, detailing the Excess Severance Amount payable by Purchaser.

(c)                                  Purchaser’s employment of the Transferred Employees will be “at will” and may be terminated by Purchaser and/or any of its Affiliates at any time for any reason; provided, however, that for the 12-month period following the Closing, in the event that the employment of any Transferred Employee is involuntarily terminated by Purchaser, Purchaser will offer to such Transferred Employee separation pay pursuant to Purchaser’s severance plan and any such terminated Transferred Employee shall receive credit under such plan for all periods of service with Seller and its Affiliates.  Nothing in this Agreement will create any third-party rights in any Transferred Employees or any current or former employees or other service providers of Seller or any Seller Affiliate (or any beneficiaries or dependents of the foregoing) or in any other person.  Nothing contained herein shall constitute an amendment to any Benefit Plan.

(d)                                 The Seller shall be responsible for any notices required to be given under and shall otherwise comply with all Liabilities arising under the WARN Act relating to any acts or omissions on or prior to the Closing, including as a result of the transactions contemplated by this Agreement; provided, however, that in the event that Purchaser decides not to hire a sufficient number of Business Employees such that it would trigger a “plant closing” or “mass layoff” within the meaning of the WARN Act, Purchaser shall provide notice of its decision to Seller in sufficient time for the Seller to comply with the WARN Act’s notice requirements prior to the Closing Date.  If Purchaser does not provide sufficient time for Seller to so comply, Purchaser agrees to indemnify Seller against and agrees to hold each of them harmless from any and all losses incurred or suffered by Seller with respect to WARN Act Liabilities arising solely as a result thereof.  Subject to the foregoing and Section 5.9(c), Purchaser shall be responsible for any notices required to be given under and shall otherwise comply with all Liabilities arising under the WARN Act relating to any acts or omissions after the Closing.

8.9                               No Successor Liability.  The parties intend that upon the Closing, Purchaser and its Affiliates shall not and shall not be deemed to: (a) be a successor (or other such similarly situated party), or otherwise be deemed a successor, to Seller, including, a “successor employer” for the purposes of the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974, or other applicable laws; (b) except as set forth herein, have any responsibility or liability for any obligations of Seller, or any affiliate of Seller based on any theory of successor or similar theories of liability; (c) have, de facto or otherwise, merged with or into any of Seller; (d) be an alter ego or a mere continuation or substantial continuation of any of Seller (and there is no continuity of enterprise between Purchaser and Seller), including, within the meaning of any foreign, federal, state or local revenue, pension, ERISA, tax, labor, employment, environmental, or other law, rule or regulation (including filing requirements under any such laws, rules or regulations), or under any products liability law or doctrine with respect to Seller’s liability under such law, rule or regulation or doctrine; or (e) be holding itself out to the public as a continuation of Seller or its estate.

8.10                        Software System.  With respect to the Software System, as of the later of the Closing Date and the closing of the acquisition of the Legacy Business by Legacy Business Owner and the Personal Creations Business by the Personal Creations Owner, Purchaser, Legacy Business Owner and Personal Creations Business Owner shall be joint owners of the Software System. As of the Closing Date, Purchaser’s rights, obligations and covenants with respect to the Software System with be subject to the Mutual PQUAD Covenant Agreement and such additional covenants to be agreed upon by Purchaser and Legacy Business Owner; provided, that Seller will assign its rights and obligations under the Mutual PQUAD Covenant Agreement to the Personal Creations Business Owner as soon as practicable following the later of the Closing Date and the closing of the acquisition of the Personal Creations Business by the Personal Creations Business Owner.  Prior to the Closing, Purchaser will negotiate in good faith with the Legacy Business Owner towards a mutually acceptable agreement with respect to the Software System containing rights, obligations and covenants which are substantially similar to the Mutual PQUAD Covenant Agreement.

8.11                        Transition Services.  After the Closing, Purchaser will and will cause its Affiliates, and Seller will and will cause its Affiliates,  to provide certain transition services to Seller, Sellers’ Affiliates, the Legacy Business Owner, or the Personal Creations Business Owner, or Purchaser or Purchaser’s Affiliates, as applicable, such transition services to be agreed to between Seller, Sellers’ Affiliates, the Legacy Business Owner, the Personal Creations

Business Owner, Purchaser and Purchaser’s Affiliates, as the case may be.  The parties will negotiate in good faith, prior to the Closing, a definitive transition services agreement reflecting such terms, with the definitive agreement to be in a form (i) customary for transaction of this type contemplated by this Agreement and (ii) reasonably acceptable to the Sellers, Seller’s Affiliates, the Legacy Business Owner, the Personal Creations Business Owner, Purchaser, and Purchaser’s Affiliates in their respective reasonable discretion.

8.12                        Continued Support.  From the Effective Date until a reasonable time period after Closing, Seller will, and will cause its Affiliates and agents to, cooperate in good faith with Purchaser to assign and transfer to Purchaser all Purchased Contracts and other agreements or service arrangements that, in Purchaser’s reasonable discretion, are needed to operate the Business in the ordinary course of business on the Closing Date and thereafter.

8.13                        Bulk Transfer Laws.  Purchaser acknowledges that Seller will not comply with the provisions of any bulk transfer Laws of any jurisdiction in connection with the Transactions, and hereby waives all claims related to the non-compliance therewith.  The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any Liens in the Purchased Assets, including any Liens arising out of the bulk transfer Laws.

8.14                        Seller Names.  Purchaser acknowledges that the Seller Names are and shall remain the property of Seller and its Affiliates and that nothing in this Agreement will be deemed to transfer to Purchaser or any of its Affiliates any right, title or interest in, or license to, the Seller Names.

IX.                              CONDITIONS TO CLOSING

9.1                               Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)                                 each of the representations and warranties of Seller contained in this Agreement (disregarding all “materiality” or “Seller Material Adverse Effect” qualifications set forth therein) shall be true and correct as of the Closing, as if made on the Closing Date (except for any such representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such specific date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of Seller on behalf of Seller, dated the Closing Date, to the foregoing effect;

(b)                                 Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller on behalf of Seller, dated the Closing Date, to the forgoing effect; and

(c)                                  Seller shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.

9.2                               Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)                                 each of the representations and warranties of Purchaser contained in this Agreement (disregarding any and all “materiality” or “Purchaser Material Adverse Effect” qualifications set forth therein) shall be true and correct as of the Closing, as if made on the Closing Date (except for any such representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such specific date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect, and Seller shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect;

(b)                                 Purchaser shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect; and

(c)                                  Purchaser shall have delivered to Seller all of the items set forth in Section 4.3.

9.3                               Conditions Precedent to Obligations of Purchaser and Seller.  The respective obligations of Purchaser and Seller to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Seller in whole or in part to the extent permitted by applicable Law):

(a)                                 there shall not be in effect any Order by a Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the Transactions; and

(b)                                 the Bankruptcy Court shall have entered the Approval Order and the Approval Order shall not be subject to a stay or have been vacated or revoked.

9.4                               Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, if such failure was caused by such Party’s breach of any provision of this Agreement.

X.                                   TAXES

10.1                        Transfer Taxes.  All documentary, stamp, transfer, motor vehicle registration, sales, use, value added, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the Transactions (collectively, “Transfer Taxes”) will be borne by Purchaser, regardless of the Party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes.  Seller and Purchaser will consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes and will cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other Party.

10.2                        Purchase Price Allocation.

(a)                                 As promptly as practicable after the Closing Date, but no later than 30 days thereafter, Purchaser will prepare and deliver to Seller an allocation schedule setting forth the amounts to be allocated among Seller and among the Purchased Assets of Seller, pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (or, if applicable, any similar provision under state, local or foreign Law or regulation) (the “Proposed Allocation Statement”).  Seller will have 20 Business Days following delivery of the Proposed Allocation Statement during which to notify Purchaser in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of its objections.  If Seller fails to deliver an Allocation Notice of Objection in accordance with this Section 10.2(a), the Proposed Allocation Statement will be conclusive and binding on all Parties and will become the “Final Allocation Statement.”  If Seller submits an Allocation Notice of Objection, then for 20 Business Days after the date Purchaser receives the Allocation Notice of Objection, Purchaser and Seller will use their commercially reasonable efforts to agree on the allocations.  Failing such agreement within 20 Business Days of such notice, the unresolved allocations will be submitted to an independent, internationally-recognized accounting firm mutually agreeable to Purchaser and Seller, which firm will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations and provide a written description of the basis for its determination within 45 Business Days after submission, such written determination to be final, binding and conclusive.  The fees and expenses of such accounting firm will be apportioned among Seller and Purchaser equally.  For the avoidance of doubt, in administering any Legal Proceeding, the Bankruptcy Court shall not be required to apply the Final Allocation Statement in determining the manner in which the Purchase Price should be allocated as between Seller and its respective estates.

(b)                                 Seller and Purchaser and their respective Affiliates will report, act, and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Statement.  Neither Seller nor Purchaser will take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Final Allocation Statement unless required to do so by applicable Law.

10.3                        Cooperation and Audits.  Purchaser, Seller and their respective Affiliates will cooperate fully with each other regarding Tax matters and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this

Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

XI.                              GENERAL GOVERNING PROVISIONS

11.1                        No Survival of Representations and Warranties.  The Parties agree that the representations and warranties contained in this Agreement will not survive the Closing hereunder, and none of the Parties will have any Liability to each other after the Closing for any breach thereof.  The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing will survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, and each Party will be liable to the other after the Closing for any breach thereof.

11.2                        Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each of Seller, on the one hand, and Purchaser, on the other hand, will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions and all proceedings incident thereto.

11.3                        Injunctive Relief.

(a)                                 The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to specifically enforce specifically the terms and provisions of this Agreement, including without limitation specific performance of such covenants, promises or agreements or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  The rights set forth in this Section 11.3 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(b)                                 The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Purchaser or Seller, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Purchaser or Seller, as applicable, under this Agreement all in accordance with the terms of this Section 11.3

11.4                        Submission to Jurisdiction; Consent to Service of Process.

(a)                                 Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy

Court for such purposes and will receive notices at such locations as indicated in Section 11.8; provided, however, that if the Bankruptcy Cases have been closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action in the United States District Court for the District of Delaware) and any appellate court from any thereof, for the resolution of any such claim or dispute.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)                                 Each of the Parties hereby consents to process being served by any other Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

11.5                        Waiver of Right to Trial by Jury.  Each Party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

11.6                        Entire Agreement; Amendments and Waivers.  This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

11.7                        Governing Law.  This Agreement will be governed by and construed in accordance with federal bankruptcy Law, to the extent applicable, other federal Law, where applicable, and, where state Law is implicated, the Laws of the State of Delaware applicable to contracts made and performed in such State.

11.8                        Notices.  All notices and other communications under this Agreement will be in writing and will be deemed given (i) when delivered personally by hand, (ii) when sent by email (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller, to:

c/o FTD Companies, Inc.
3113 Woodcreek Rd.
Downers Grove, IL 60515
Attention: Scott Levin

Email:            XXXXXXXXXX

With a copy (which will not constitute notice) to:

Jones Day
77 W. Wacker Dr. Suite 3500
Chicago, IL 60601
Attention:                 Ismail H. Alsheik
Email:                                    ialsheik@jonesday.com

And a copy (which will not constitute notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention:  Heather Lennox

Email:  hlennox@jonesday.com

If to Purchaser, to:

Farids & Co. LLC
980 Hammond Drive, Suite 1000

Atlanta, Georgia 30028
Attention: Thomas A. Simpson
Email:            XXXXXXXXXX

With copies (which will not constitute notice) to:

DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, IL 60606

Attention:                                         Richard A. Chesley
Email:            Richard.Chesley@dlapiper.com

11.9                        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this

Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.10                 Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consents will be void; provided, however, that (a) Purchaser may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates and (b) Seller may assign some or all of its rights or delegate some or all of its obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court, in the case of each clause (a) and (b) without any other Party’s consent.  No assignment of any obligations hereunder will relieve the Parties of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Seller or Purchaser will also apply to any such assignee unless the context otherwise requires.

11.11                 Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, equityholder, manager, agent, attorney, Representative or Affiliate of the Parties or any of their Affiliates will have any Liability for any obligations or Liabilities of Seller or Purchaser, as applicable, under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.  Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as Parties or thereto, and then only with respect to the specific obligations set forth herein or therein.  Other than the Parties, no other party will have any Liability or obligation for any of the representations, warranties, covenants, agreements, obligations or Liabilities of any Party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Legal Proceeding based on, in respect of, or by reason of, Transactions (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise.  In no event will any Person be liable to another Person for any remote, speculative or punitive damages with respect to the Transactions.

11.12                 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the Effective Date.

PURCHASER:

FARIDS & CO. LLC

By:	/s/ Tariq Farid
	Name:	Tariq Farid
	Title:	Chief Executive Officer & Manager

SELLER:

PROVIDE COMMERCE LLC

By:	/s/ Scott Levin
	Name:	Scott Levin
	Title:	President and CEO